Exhibit 10.17

SUBLEASE

This SUBLEASE, dated as of the 1 day of January, 2012 (“Effective Date”), is entered into and agreed between Fox Factory, Inc., a California corporation, having its headquarters at 915 Disk Drive, Scotts Valley, CA 95066 (“Sublandlord”), and Robert Fox Jr. an individual, having his residence at 20411 Kent Way, Los Gatos, California 95030 (“Subtenant”).

RECITALS

WHEREAS, Sublandlord is the tenant of certain premises (the “Subleased Premises”) consisting of approximately 3,665 square feet of the first floor of the building located at 915 Disk Drive, Scotts Valley California 95066 (the entire structure being referred to as the “Building”), pursuant to a lease (the “Prime Lease”) commencing as of December 1, 2011, with Sammie Rae Abitbol LLC., as landlord (“Prime Landlord”). A copy of the Prime Lease is annexed hereto as Exhibit A; and

WHEREAS, Subtenant wishes to sublet from Sublandlord the Subleased Premises as more particularly described as an area of the first floor of 915 Disk Drive, Scotts Valley, CA 95066 including generally the numbered spaces 112-117, 119-122, A10-A23, and A25-A28 as shown on the floor plan annexed hereto in Exhibit A on page 51 of that Exhibit and being herein referred to as the “Subleased Premises”.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1. Demise and Term.

(a) Subject to and in accordance with all of the terms, covenants and conditions of this Sublease, Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hires and accepts the Subleased Premises from Sublandlord, for a term (the “Sublease Term”) to commence on January 1, 2012 (the “Sublease Commencement Date”), and to expire on December 31, 2012 (the “Sublease Expiration Date”) unless early terminated in accordance herewith, both dates inclusive, unless the Sublease Term shall sooner end pursuant to any of the terms, covenants and conditions of this Sublease or the Prime Lease. Sublandlord and Subtenant acknowledge and agree that notwithstanding the fact this Sublease demises the Subleased Premises for up to the remainder of the term of the Prime Lease, this Sublease shall be deemed to be a sublease and not an assignment of the Prime Lease, and in the event that under any applicable rule of law this Sublease would be deemed to be an assignment of the Prime Lease by reason thereof, the term of this Sublease shall automatically be deemed to expire on the day immediately preceding the last day of the term of the Prime Lease so as to preserve the intention of the parties that this Sublease be construed as a sublease and not an assignment.

(b) In the event that Sublandlord is unable to deliver possession of the Subleased Premises to Subtenant on the Sublease Commencement Date due to factors beyond Sublandlord’s reasonable control, Sublandlord shall not be subject to any liability there for and the validity of this Sublease shall not be, impaired, but all Rent and other obligations of Subtenant attributable to the Subleased Premises shall be abated until such time as possession thereof is delivered to Subtenant.

(c) The date upon which Sublandlord actually delivers the Subleased Premises to Subtenant for the early entry period described herein shall be the “Delivery Date”.

2. Use. Subtenant shall use the Subleased Premises solely for those purpose(s) permitted pursuant to the Prime Lease and for no other purpose(s).

3. Rent.

(a) From and after the Sublease Commencement Date, Subtenant shall pay to Sublandlord the base rent specified in subsection (b) below (“Base Rent”). Base Rent and all other items of additional rent, charges and expenses payable by Subtenant hereunder (all of the foregoing except for Base Rent deemed, collectively, “Additional Rent”) shall be paid to Sublandlord on the first day of each calendar month, without deduction, abatement, counterclaim or setoff of any amount for any reason whatsoever. Rent shall be paid to Sublandlord in lawful money of the United States at its address set forth above, or to such other person, or at such other address, as Sublandlord may from time to time designate by notice to Subtenant. Any payment by Subtenant or receipt by Sublandlord of an amount less than the amount stipulated hereunder for any portion of Rent shall be deemed a payment on account of such amount(s) payable. An endorsement or statement by Subtenant on any check or letter shall not be deemed to create an accord and satisfaction, and Sublandlord may accept any such check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy available to it. Any provision in the Prime Lease referring to “Rent” or “rent” (or words of similar meaning) incorporated herein by reference shall be deemed to refer to all items of Base Rent and Additional Rent due under this Sublease. Base Rent and Additional Rent shall be referred to as “Rent”.

(b) Base Rent shall consist of the following amounts, and shall be paid by Subtenant to Sublandlord as herein provided: payable as $5,000.00 per month.

(c) Notwithstanding subsection (b) above, Subtenant’s obligation to pay Rent shall commence on the Sublease Commencement Date, subject to any abatement of Rent pursuant to Paragraph 1.(b) above. The Rent payable for the calendar month in which the Sublease Commencement Date occurs shall be prorated to reflect the number of days of Subtenant’s occupancy during such calendar month and shall be payable on the Sublease Commencement Date.

(d) Rent payable hereunder shall be prorated on a daily basis in the case of any period of less than a full calendar year or, in the case of any monthly installment, any period less than a full calendar month. Subtenant shall pay all commercial rent or occupancy taxes imposed in connection with this Sublease, the Subleased Premises or the payment of Rent hereunder, if applicable.

4. Additional Rent:

(a) The Subtenant shall be responsible for paying directly to the provider all charges for all utilities, services, materials and other items provided to the Subleased Premises to the extent such utilities, services, materials and other items are not provided by Prime Landlord pursuant to the Prime Lease.

(b) The current Additional Rent payable under the Prime Lease (which sum may be adjusted annually pursuant to the applicable provisions of the Prime Lease) is $0.00 per month.

5. Security Deposit. Subtenant shall deposit the sum of $0.00 (the “Security Deposit”) with Sublandlord as security for the full and timely performance of Subtenant’s obligations under this Sublease.

6. Late Charges. If Subtenant shall fail to pay any installment of Rent or any other sum payable under this Sublease within five (5) days after the date when such amount is due, Subtenant shall pay to Sublandlord (in addition to such installment of Rent or other sum, as the case may be) as a late charge, an amount equal to (i) six percent (6%) of the amount unpaid plus (ii) eight percent (8%) per annum (the “Interest Rate”) of the amount unpaid, computed from the due date of such payment to and including the date when such payment is actually made to Sublandlord; provided, however, that the total amount of such late charges shall not exceed the maximum late charge permitted by applicable law. The late charges for any month shall be paid to Sublandlord within ten (10) business days after receipt of written demand therefor. In the case of any uncured default in payment of any late charges by Subtenant, and in addition to all other remedies, Sublandlord shall have the same rights as provided in this Sublease (including the provisions incorporated by reference) for nonpayment of Rent. Nothing in this Paragraph, and no acceptance of late charges by Sublandlord, shall be deemed to extend or change the time for payment of Rent.

7. Subordination to the Prime Lease; Prime Landlord’s Consent.

(a) This Sublease is subject and subordinate to the Prime Lease and to each exception, encumbrance, lien or other matter to which the Prime Lease is or shall be subordinate. In the event of lawful termination, re-entry or dispossession by Prime Landlord under the Prime Lease, Prime Landlord may take over all of the right, title and interest of Sublandlord, as Sublandlord under this Sublease, and Subtenant shall attorn to Prime Landlord pursuant to the then executory provisions of this Sublease, except that the Prime Landlord shall not be (i) liable for any previous act or omission of Sublandlord under this Sublease, (ii) subject to any counterclaim, offset or defense not expressly provided in this Sublease (which theretofore accrued to Subtenant against Sublandlord) or (iii) bound by any previous prepayment of more than one (1) month’s Rent.

(b) Sublandlord shall pay to Prime Landlord any fee imposed on Sublandlord by the Prime Lease or otherwise in connection therewith.

8. Incorporation by Reference.

(a) Subject to the provisions of this Sublease, the terms and conditions of the Prime Lease (including, without limitation, the remedies thereunder) are hereby incorporated by this Sublease and made a part hereof with the same force and effect as if such terms and conditions were completely set forth herein, and as if the words “Landlord” and “Tenant”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, Sublandlord and Subtenant under this Sublease, and as if the word “Premises”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean the Subleased Premises under this Sublease, and as if the word “Lease”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this Sublease, and as if the word “Term”, or words or similar import, wherever the same appear in the Prime Lease, were construed to mean the Sublease Term under this Sublease. From and after the Sublease Commencement Date, Subtenant shall undertake to perform and observe all the terms, covenants and conditions of the tenant under the Prime Lease except for: (i) Sublandlord’s obligation to pay Rent and additional rent thereunder (so long as Subtenant pays all components of Rent pursuant to this Sublease); and (iii) those other terms, covenants and conditions which Sublandlord has expressly undertaken to perform or observe pursuant to the terms hereof. The time limits contained in the Prime Lease for the giving of notices, making of demands or performing any act, condition or covenant on the part of the tenant thereunder, or forthe exercise by the tenant thereunder of any right (including any right to cure a default), remedy or option, are changed for the purposes of incorporation herein by shortening the same by five (5) days in each instance, unless such time limit is five (5) days or less, in which event such period shall be shortened by two (2) days (but in no event shall such time limit be shortened pursuant to this subsection to less than three (3) days), so that notices may be given, demands made, any act, condition or covenant performed, and any right, remedy or option hereunder exercised by Sublandlord within the time limit relating thereto contained in the Prime Lease. Notwithstanding anything to the contrary in this Sublease, if any of the express provisions of this Sublease shall conflict with any of the provisions of the Prime Lease incorporated herein by reference, as between Sublandlord and Subtenant, such conflict shall be resolved in every instance in favor of this Sublease; however, nothing contained in this Sublease shall be deemed, in any way, to modify any of the provisions of the Prime Lease.

(b) All capitalized words and phrases not otherwise defined or described in this Sublease shall have the meanings ascribed to them in the Prime Lease.

9. Performance by Sublandlord.

(a) Subtenant shall not have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease with respect thereto. Subject to the provisions of Paragraph 10(b) below, notwithstanding anything to the contrary in this Sublease, Sublandlord shall have no liability to Subtenant by reason of any default of Prime Landlord (as to obligations of Sublandlord contained in this Sublease by the incorporation by reference of any provision of the Prime Lease), it being understood that if Sublandlord shall fail to fulfill any obligation of Prime Landlord hereunder and such failure is caused by the failure of Prime Landlord to comply with its obligations under the Prime Lease, then Sublandlord shall have no obligation or liability by reason of such failure. Subtenant expressly acknowledges that all of the services provided to the Building and the Subleased Premises are supplied by Prime Landlord, that Sublandlord has no control thereof and assumes no responsibility in connection therewith and that no such failure or interruption shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease (except to the extent that Sublandlord is granted rent abatement under the Prime Lease), (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sublandlord, unless and to the extent such failure or interruption is directly attributable only to the negligence or willful misconduct of Sublandlord.

(b) Sublandlord shall not be required to make any payment or perform any obligation, and shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligations:

(i)	to pay the Rent and Additional Rent due under the Prime Lease (provided Subtenant is not in default, beyond applicable notice and cure periods, in the payment of Rent payable under this Sublease);

(ii)	to use commercially reasonable good faith efforts, upon written request of Subtenant, to cause Prime Landlord to observe and perform its obligations under the Prime Lease with respect to the Subleased Premises (provided that Subtenant pays all costs incurred by Sublandlord in connection therewith) and provided that Sublandlord shall not be obligated to commence any litigation;

(iii)	provided that Subtenant is not in default under this Sublease beyond applicable notice and cure periods, not to take any action during the Sublease Term that would cause a default by Sublandlord as tenant under the Prime Lease. Sublandlord hereby represents and warrants for the benefit of Subtenant that, as of the date hereof, (i) the copy of the Prime Lease attached hereto as Exhibit A is a true and correct copy thereof and that no amendments or modifications have been executed by Sublandlord and Prime Landlord, and the Prime Lease is in full force and effect; (ii) Sublandlord has not received any notice of default from the Prime Landlord under the Prime Lease; and (iii) Sublandlord is in possession of the Subleased Premises; and

(iv)	Sublandlord promptly shall provide Subtenant with copies of all notices, including notices of default, received by Sublandlord from Prime Landlord.

10. No Breach of the Prime Lease. Subtenant shall not do, or permit to be done, during the Sublease Term, any act or thing which constitutes a breach or violation of any provision of the Prime Lease, whether or not such act or thing is permitted under the provisions of this Sublease.

11. Indemnification. Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all third-party loss, cost, damage, expense and liability, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublandlord may incur by reason of: (i) any accident, damage or injury to any person or property occurring in, on or about the Subleased Premises from and after the Sublease Commencement Date; (ii) any breach or default under this Sublease by Subtenant; (iii) any work done in or to the Subleased Premises, either by or on behalf of Subtenant after the Sublease Commencement Date; or (iv) any act, omission or negligence by Subtenant or any of its officers, employees, agents, customers, licensees or invitees, or any person claiming through or under Subtenant; provided, however, and notwithstanding anything to the contrary contained in this Section, Subtenant shall not be obligated to indemnify Sublandlord against any such loss, cost, damage, expense or liability to the extent caused by Sublandlord’s gross negligence or willful misconduct, or that of its agents, employees or contractors. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, in no event shall either party be liable for any consequential damages incurred by the other (including, without limitation, any injury to a party’s business or loss of income or profit therefrom) in connection with this Sublease, the Subleased Premises or the Building or Project.

12. Condition of the Subleased Premises. Subtenant agrees to accept the Subleased Premises in its “as is” condition. Notwithstanding anything to the contrary contained in the foregoing, on the Sublease Commencement Date every system or item that is the obligation of Sublandlord to maintain and repair pursuant to the Prime Lease shall be in good working condition and repair, and if any system or item is not so delivered to Subtenant, Subtenant shall so notify Sublandlord and Sublandlord shall repair the item at no cost to Subtenant. If Subtenant notifies Sublandlord of a need for repair of any system or item that is the obligation of Prime Landlord to maintain and repair pursuant to the Prime Lease, Subtenant shall so notify Sublandlord and Sublandlord shall notify the Prime Landlord to initiate repairs to bring such condition into good working condition and repair. Sublandlord shall deliver the Subleased Premises to Subtenant in clean condition. Subtenant acknowledges that Sublandlord shall have no obligation to perform any work or to make any installations in order to prepare the Subleased Premises for Subtenant’s occupancy. Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that, subject to Sublandlord’s obligations set forth in this Paragraph, as of such date the Subleased Premises and the relevant portions of the Building were in the condition required by this Paragraph.

13. Access. Prime Landlord, Sublandlord or either’s agents shall have the right to enter the Subleased Premises at all reasonable times, upon giving Subtenant reasonable advance notice, to examine the Subleased Premises and/or to maintain and repair any improvements installed therein by or on behalf of Prime Landlord or Sublandlord (if Subtenant has failed to do so as may be required pursuant to this Sublease). Subtenant shall have access to the Subleased Premises twenty-four (24) hours a day, seven (7) days a week.

14. Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if Prime Landlord’s consent also is required and Sublandlord has made a good faith effort to obtain the consent or approval to such matter or thing of Prime Landlord and such consent or approval was not obtained. If Subtenant shall seek the approval or consent by Sublandlord and Sublandlord shall fail or refuse to give such approval or consent, Subtenant’s sole remedy shall be an action for injunction or specific performance with respect thereto.

15. Assignment and Subletting.

(a) Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sub-sublet any portion of the Subleased Premises, without the prior written consent of Sublandlord and Prime Landlord in each instance, and otherwise required in accordance with the provisions of the Prime Lease. To the extent the rentals or income derived from any sublease or assignment exceed the rentals due hereunder, one hundred percent (100%) of such excess rentals and income shall be paid to Sublandlord after Subtenant deducts its reasonable out of pocket costs incurred in connection with such sublease or assignment, including, without limitation, leasing commissions, leasehold improvements, costs and allowances and legal fees, to the extent the rent payable by the proposed transferee equals the rent being paid by Sublandlord under the Master Lease. Thereafter, any excess rentals and income shall be shared by the parties on a 50%/50% basis.

(b) If this Sublease shall be assigned or if the Subleased Premises or any portion thereof shall be sublet or occupied by any person(s) other than the original Subtenant named herein, then Sublandlord may collect rent from any such assignee, subtenant or occupant, and apply the net amounts collected to Rent payable pursuant to this Sublease, but no such assignment, occupancy or collection shall be deemed a waiver of any of the provisions of this Article, an acceptance of the assignee, subtenant or occupant as subtenant hereunder, or a release of any person from the further performance by such person of the obligations of Subtenant under this Sublease. The consent by Sublandlord and Prime Landlord to any assignment, mortgage, pledge, encumbrance, transfer or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment, mortgage, pledge, encumbrance, transfer or subletting. No such assignment or subletting shall cause Subtenant to be released from its obligations under this Sublease unless expressly agreed to in writing by Sublandlord. Any proposed assignment or subletting shall be subject to the restrictions regarding assignment and subletting contained in the Prime Lease and the rights of Prime Landlord thereunder. For avoidance of doubt, the provisions of the Prime Lease regarding Assignment and Subletting shall apply to any assignment or subletting hereunder by Subtenant.

16. Insurance. Without limiting any of the provisions of the Prime Lease, Subtenant shall maintain throughout the Sublease Term, for the benefit of Sublandlord and Prime Landlord as additional insureds, such insurance as Sublandlord may be required to provide pursuant to the Prime Lease, provided that Subtenant shall not be required to provide any insurance with respect to any portion of the Subleased Premises other than the Subleased Premises.

17. Alterations. Subtenant shall not make or cause or permit the making of, any alteration, addition, change, replacement, installation or addition in or to the Subleased Premises without obtaining the prior written consent of Sublandlord (which shall not be unreasonably withheld or delayed) and Prime Landlord thereto in each instance. Any permitted changes shall be made only in compliance with the Prime Lease. If, upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Subleased Premises in the condition existing as of the Sublease Commencement Date, reasonable wear and tear, acts of God, casualty and condemnation excepted, and otherwise in accordance with the provisions of the Prime Lease. The provisions of this Paragraph shall survive the Sublease Expiration Date or earlier termination of this Sublease. In no event shall Subtenant be obligated to remove any alterations, additions or improvements installed in the Subleased Premises by Sublandlord or any predecessor-in-interest prior to the earlier of the Delivery Date or the Sublease Commencement Date.

18. Right to Cure Subtenant’s Default. If Subtenant shall default in the observance or performance of any term or covenant of this Sublease on Subtenant’s part to be observed or performed, and if such default has not been cured following ten (10) days’ notice to Subtenant, then Sublandlord may, immediately or at any time thereafter, perform the same for the account of Subtenant. Notwithstanding the preceding provisions of this Paragraph, if: (i) such default cannot reasonably be cured within such ten (10) day period; and (ii) such default does not involve Subtenant’s failure to pay any amount to Sublandlord pursuant to this Sublease, then Sublandlord shall not be entitled to exercise its remedies pursuant to this Paragraph if Subtenant shall commence curing such default within such ten (10) day period and shall thereafter cure such default with reasonable diligence (not to exceed, in any event, sixty (60) days). If Sublandlord makes any expenditure or incurs any obligation for the payment of money in connection therewith (including, without limitation, attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding), then such sums paid, or obligations incurred, with interest at the Interest Rate shall be deemed to be additional rent under this Sublease and shall be paid by Subtenant to Sublandlord within five (5) days after Sublandlord’s demand therefor.

19. Brokerage. Each party to this Sublease represents that it dealt with no broker or other person who had any part, or was instrumental in any way, in bringing about this Sublease. Each party shall indemnify and hold harmless the other party from and against: (i) all claims made by any broker or other person for a brokerage commission, finder’s fee or similar compensation, on behalf of the indemnifying party and by reason of or in connection with this Sublease; and (ii) all loss, cost, damage, expense or liability (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such claims if such broker or other person claims to have dealt with or otherwise through the indemnifying party.

20. Notices. All notices, consents, approvals, demands, requests and other communications (collectively, “Notices”) which are required or desired to be given by either party to the other hereunder must be in writing and shall be personally delivered or sent by Federal Express or comparable courier for delivery on the morning of the next business day, and with all delivery or transmission charges prepaid. Notices delivered in the manner provided herein shall be deemed to have been given when delivered or when receipt therefor has been refused. Until such time as Sublandlord shall designate otherwise, all Notices given to Sublandlord shall be addressed to Sublandlord at 915 Disk Drive, Scotts Valley, CA 95066, Attn: Gary Peters. All Notices given to Subtenant shall be addressed to Robert Fox Jr. at 20411 Kent Way, Los Gatos, California 95030. Sublandlord and Subtenant may from time to time change the names and/or addresses to which Notices given to such party shall be addressed and sent as aforesaid, by designating such other names and/or addresses in a notice given in accordance with the provisions of this Paragraph.

21. Waiver of Jury Trial and Right to Counterclaim. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Subleased Premises, any claim of injury or damage, or the enforcement of any remedy under any statute. If Sublandlord commences any summary proceeding for nonpayment of Rent required to be made under this Sublease, Subtenant will not interpose any counterclaim (except for mandatory or compulsory counterclaims) of any nature or description in any such proceeding.

22. No Waiver. The failure of Sublandlord or Subtenant to insist in any one or more cases upon the strict performance or observance of any obligation of the other party under this Sublease, or to exercise any right contained in this Sublease, shall not be construed as a waiver or relinquishment for the future of either any such obligation or any right of such party. Sublandlord’s or Subtenant’s receipt, and acceptance of performance, of any obligation by Sublandlord or Subtenant with the non-defaulting party’s knowledge of a breach by the defaulting party of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord or Subtenant of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord or Subtenant, as applicable.

23. Complete Agreement. There is no representation, agreement, arrangement or understanding, oral or written, between Sublandlord and Subtenant relating to the subject matter of this Sublease which is not fully expressed in this Sublease. This Sublease cannot be changed orally or in any manner other than by a written agreement executed by both parties.

24. Successors and Assigns. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. If Sublandlord assigns or transfers the leasehold estate under the Prime Lease, Sublandlord shall be entirely relieved and freed of all obligations under this Sublease from and after the date that such assignee or transferee agrees in writing to perform all of the obligations of Sublandlord hereunder from and after such date.

25. Interpretation. Irrespective of the place of execution of performance, this Sublease shall be governed by and construed in accordance with the laws of California applicable to agreements made and to be wholly performed within such venue. If any provision of this Sublease, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, then the remainder of this Sublease, and the application of that provision to the other persons or circumstances, shall not be affected but rather shall be enforced to the extent permitted by law. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, it shall be deemed that such words or phrases were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party undertaking or making same (not dependent on any other provision of this Sublease unless otherwise expressly provided). All terms and words used in this Sublease, regardless of number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

26. No Offer. Submission of this Sublease for examination or signature by Subtenant does not constitute a reservation of option for or option to sublease, and such submission is not effective as a sublease or otherwise until execution and delivery by both Sublandlord and Subtenant, subject, however, to the provisions of Paragraph 8 above.

27. Authority. Each party to this Sublease represents that it is authorized to execute and to deliver the same and perform its obligations as set forth herein.

28. Amendment or Modification. Sublandlord and Prime Landlord shall not amend or modify the Prime Lease in any way so as to materially or adversely affect Subtenant or its interest hereunder, materially increase Subtenant’s obligations hereunder or materially restrict Subtenant’s rights hereunder, without the prior written consent of Subtenant.

29. Hazardous Materials. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, Subtenant, its agents, heirs, sublessees or assigns shall not be responsible for, and Sublandlord shall indemnify, protect, defend and hold harmless Subtenant with respect to, any claim, remediation obligation, investigation obligation, removal obligation, monitoring obligation, liability, cause of action, penalty, attorneys’ fee, consultants’ cost, expense or damage owing or alleged to be owing with respect to any Hazardous Substance present on or about the Subleased Premises, the Building, or the soil, groundwater or surface water thereof, to the extent caused by Sublandlord, its agents, employees, contractors, sublessees, assignees or invitees. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, Sublandlord, its agents, employees, contractors, officers, directors, shareholders, successors, sublessees or assigns shall not be responsible for, and Subtenant shall indemnify, protect, defend and hold harmless Sublandlord with respect to, any claim, remediation obligation, investigation obligation, removal obligation, monitoring obligation, liability, cause of action, penalty, attorneys’ fee, consultants’ cost, expense or damage owing or alleged to be owing with respect to any Hazardous Substance present on or about the Subleased Premises, the Building or the Project, or the soil, groundwater or surface water thereof, to the extent caused by Subtenant, its agents, employees, contractors, sublessees, assignees or invitees.

30. Termination of Sublease. Either of Sublandlord or Subtenant may terminate this Sublease, without penalty, prior to the Sublease Expiration Date by providing the other party thirty (30) days written notice of intent to terminate and such early termination will be effective upon the thirty first (31) day following such notice. Sublandlord shall not voluntarily terminate the Prime Lease during the Sublease Term unless and until Prime Landlord has agreed in writing to continue this Sublease in full force and effect as a direct lease between Prime Landlord and Subtenant upon and subject to all of the terms, covenants and conditions of this Sublease for the balance of the Term hereof. If Prime Landlord so consents, Subtenant shall attorn to Prime Landlord in connection with any such voluntary termination and shall execute an attornment agreement in such form as may reasonably be requested by Prime Landlord; provided, however, that the attornment agreement does not materially adversely affect the use by Subtenant of the Premises in accordance with the terms of this Sublease, materially increase Subtenant’s obligations under this Sublease or materially decrease Subtenant’s rights under this Sublease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease to be effective as of the date first above written.

Fox Factory, Inc.,

By:	/s/ Zvi Glasman
Name: Zvi Glasman
Title: Chief Financial Officer

Robert Fox Jr.,

By:	/s/ Robert Fox Jr.
Name: Robert Fox Jr.
Title: Individual

SUBLEASE ADDENDUM

THE TERMS AND PROVISION OF THIS SUBLEASE ADDENDUM effective January 1, 2013 (“Addendum”), are incorporated in, supplement and modify the terms and conditions of that certain SUBLEASE dated January 1, 2012, by and between Fox Factory, Inc., Sublandlord, and Robert Fox Jr., Subtenant, and regarding the property described as a portion of 915 Disc Drive, Scotts Valley, CA and more particularly described in the Sublease.

THE UNDERSIGNED SUBLANDLORD AND SUBTENANT HEREBY AGREE to the following terms and conditions:

1. The Sublease Term shall be extended uninterrupted from January 1, 2013 to December 31, 2013;

2. Subtenant shall not be required to maintain Insurance;

3. Subtenant shall not be liable for any Additional Rent;

4. All other terms and conditions of the Subleasse shall remain the same though the hereby extended Term.

READ AND AGREED IN SCOITS VALLEY, CA

By:	/s/ Robert Fox	/s/ Larry L. Enterline

	Robert Fox	Name:	Larry L. Enterline

	Date: 6/26/2013	6/26/2013